TIME WARNER ENTERTAINMENT COMPANY, L.P.
                              SUPPLEMENTARY INFORMATION
   SUMMARIZED FINANCIAL INFORMATION OF THE TIME WARNER SERVICE PARTNERSHIPS
                                   (Unaudited)

    The Time Warner General Partners are the general partners of the Time Warner Service Partnerships and collectively hold a 100% priority capital interest and 87.5% residual equity interest therein. The assets of the Time Warner Service Partnerships principally include the satellite receiving dishes and broadcast antennas used by TWE's Cable division, the transponders and other transmission equipment employed by TWE's Programming-HBO and Filmed Entertainment divisions and TWE's equity interests in certain programming entities. A summary of financial information of the Time Warner
Service Partnerships is set forth below:

TIME WARNER SERVICE PARTNERSHIPS
                                                           Three Months
                                                          Ended March 31,
                                                         1995        1994
                                                           (millions)
  Operating Statement Information
  Revenues                                             $   32    $    8
  Operating loss                                            -        (6)
  Gain on investments                                     126         3
  Net income (loss)                                       131        (8)

                                                       March 31, December 31,
                                                         1995       1994
                                                            (millions)
  Balance Sheet Information
  Investments and advances                             $   72    $  156
  Property, plant and equipment, net                      147       120
  Due from (to) Time Warner                                82       (38)
  Total assets                                            312       279
  Total liabilities                                        44       101